Exhibit 99.1

NEWS RELEASE
November 10, 2011	OTC QB: DPDW

DEEP DOWN REPORTS THIRD QUARTER 2011 RESULTS

•	Net Income of $606 thousand
•	Comparable Revenues increase 12 percent to $8.6 million
•	Comparable Modified EBITDA increases $290 thousand

HOUSTON November 10, 2011/PRNewswire-FirstCall/ -- Deep Down, Inc. (OTC QB: DPDW) (“Deep Down” or the “Company”), an oilfield services company specializing in products and services for the deepwater and ultra-deepwater oil and gas industry, today reported $606 thousand of net income for the third quarter of 2011, an improvement of $5.0 million, or greater than 800 percent, over the same period in 2010.

OPERATING RESULTS

For the third quarter of 2011, Deep Down reported net income of $606 thousand, or $0.00 income per diluted share, compared to a net loss of $4.4 million, or $0.02 loss per diluted share, in the third quarter of 2010.

Revenues for the third quarter of 2011 were $8.6 million. Revenues for the third quarter of 2010 were $10.4 million, but included $2.8 million related to our Flotation operating segment, which was contributed to the Cuming Flotation Technologies, LLC joint venture (“CFT”), in which we have a 20 percent equity interest, effective December 31, 2010. Excluding the third quarter 2010 revenues related to the Flotation operating segment, comparable revenues increased $945 thousand or 12 percent from the quarter ended September 30, 2010 to the quarter ended September 30, 2011, primarily as the result of a large umbilical carousel fabrication project that was completed in the fourth quarter of 2011 and a large drilling riser buoyancy module fabrication project that was completed in the third quarter of 2011.

Gross profit for the third quarter of 2011 was $2.7 million, or 31 percent of revenues. Gross profit for the third quarter of 2010 was $3.7 million or 36 percent of revenues, and included $818 thousand related to our Flotation operating segment, which was contributed to CFT effective December 31, 2010. Excluding the third quarter 2010 gross profit related to the Flotation operating segment, comparable gross profit decreased $211 thousand, or 7 percentage points, from the quarter ended September 30, 2010 to the quarter ended September 30, 2011, primarily as the result of the marginal performance of one of our major fabrication projects.

The Company’s management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, non-cash share-based compensation expense, equity in net income or loss of joint venture, non-cash impairments, depreciation and amortization, other non-cash items and one-time charges.  Modified EBITDA for the third quarter of 2011 was $1.4 million. Modified EBITDA for the third quarter of 2010 was $1.5 million, and included $376 thousand related to our Flotation operating segment, which was contributed to CFT effective December 31, 2010. Excluding the third quarter 2010 Modified EBITDA related to the Flotation operating segment, comparable Modified EBITDA increased $290 thousand from the quarter ended September 30, 2010 to the quarter ended September 30, 2011, primarily due to lower selling, general and administrative expenses of $491 thousand, but was partially offset by decreased gross profit of $211 thousand, as previously mentioned.

WORKING CAPITAL

The Company had a working capital deficit of $2.0 million at September 30, 2011, a decrease of $3.6 million from the $1.6 million of working capital at December 31, 2010. This decrease is due primarily to increases in the current portion of long-term debt and billings in excess of costs and estimated earnings on uncompleted contracts totaling $2.8 million, and a $1.1 million decrease in cash and cash equivalents. On October 12, 2011, we received a distribution of $6.4 million from CFT. We believe that this distribution, in addition to cash we expect to generate from operations, will ensure that we have adequate liquidity to meet our future operating requirements.

EXECUTIVE MANAGEMENT

Ronald E. Smith, Chief Executive Officer stated, “Our third quarter results are in line with what we hoped to achieve – we expected to achieve significant net income and, through timely and efficient execution of our projects, we were able to achieve $606 thousand of net income for the quarter.

“We have recently been awarded multiple projects and our Houston operations are operating at a very high capacity. As a result, we believe we are poised for profitability for the remainder of 2011 and beyond. Although we were disappointed by CFT’s divestiture of its buoyancy business, the transaction was very profitable and has provided us with a significant cash infusion. We are now focused on increasing the profitability of our core business by increasing margins through efficient project management, and by continuing to reduce overhead costs wherever possible.”

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, buoyancy products and services, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Information set forth in this document contain "forward-looking statements" (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect Deep Down's expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Deep Down and Cuming, including future financial and operating results, whether and when the transactions will be consummated, the new combined company's plans, market and other expectations, objectives, intentions and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain  financing and approvals for the transaction; the risk that any synergies from the transaction may not be realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the ability to successfully integrate the businesses, unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the customers of the respective parties. Additional factors that may affect future results are contained in Deep Down's filings with the Securities and Exchange Commission ("SEC"), which are available at the SEC's web site http://www.sec.gov. Deep Down disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

For Further Information
Investor Relations
Casey Stegman
Stonegate Securities, Inc.
casey@stonegateinc.com
972.850.2001

Deep Down, Inc.
Summary Financial Data
(Unaudited)
The table below presents summary financial information:

	For the Three Months Ended
	September 30,
	2011	2010
(in thousands, except per share amounts)
Results of operations data:
Revenues	$8,568	$10,410
Cost of sales	5,879	6,692
Gross profit	2,689	3,718
Total operating expenses	2,124	8,156
Operating income (loss)	565	(4,438)
Total other income (expense)	(58)	71
Income (loss) before income taxes	507	(4,367)
Income tax benefit (expense)	99	(21)
Net income (loss)	$606	$(4,388)
Net income (loss) per share, basic and diluted	$0.00	$(0.02)
Weighted-average shares outstanding	206,033	196,039

Modified EBITDA data:
Net income (loss)	$606	$(4,388)
Add back interest expense, net	84	124
Add back depreciation and amortization	460	1,029
(Deduct) add back income tax (benefit) expense	(99)	21
Add back equity in net loss of joint venture	124	-
Add back share-based compensation	198	160
Add back goodwill impairment	-	4,513
Modified EBITDA	$1,373	$1,459

	For the Nine Months Ended
	September 30,
	2011	2010
(in thousands)
Cash flow data:
Cash provided by (used in):
Operating activities	$1,858	$4,704
Investing activities	(1,786)	(1,806)
Financing activities	(1,221)	(171)

	September 30, 2011	December 31, 2010
(in thousands)
Balance sheet data:
Cash and cash equivalents	$2,581	$3,730
Current assets	8,582	9,738
Current liabilities	10,601	8,089
Working capital (deficit)	(2,019)	1,649
Total assets	32,451	33,624
Total debt	3,669	4,052
Total liabilities	11,020	10,532
Stockholders' equity	21,431	23,092

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